Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Riverview Financial Corporation

We consent to the incorporation by reference in the registration statement on Form S-3, filed on April, 24, 2020, of Riverview Financial Corporation of our report dated March 14, 2019, with respect to the consolidated financial statements of Riverview Financial Corporation as of and for the year ended December 31, 2018, which report appear in Riverview Financial Corporation’s 2019 Annual Report on Form 10-K.

/s/ Dixon Hughes Goodman LLP

Gaithersburg, Maryland

April 24, 2020